Exhibit (a)(15)
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For Information Contact:                      FOR IMMEDIATE RELEASE
Dennis Lehman
Chief Financial Officer
(703) 277-7036                                NASDAQ Small Cap:FOUR


            FORUM GROUP COMPLETES TENDER OFFER FOR FORUM
                     RETIREMENT PARTNERS UNITS

     Fairfax, Virginia, December 4, 1995 -- Forum Group, Inc. announced today the completion of its $2.83 per unit cash tender offer for any and all outstanding preferred depositary units representing limited partners' interests in Forum Retirement Partners, L.P. (AMEX:FRL). The tender offer expired at midnight on Friday, December 1, 1995. As of such time, 2,607,521 units (approximately 44.5% of the outstanding units not already owned by Forum Group) had been tendered pursuant to the tender offer and not withdrawn. As a result of the tender offer, Forum Group now beneficially owns approximately 78.7% of the total number of outstanding units.

     Forum Group, Inc. is a Washington, D.C. area-based national owner and operator of private senior living communities (which include independent apartment living, assisted living, nursing and healthcare related services) and assisted living facilities.

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